Quotient Limited Reports Second Quarter Fiscal 2015 Financial Results

JERSEY, Channel Islands, November 3, 2014 -- Quotient Limited ("Quotient") (NASDAQ:QTNT), a commercial-stage diagnostics company, today reported financial results for its fiscal second quarter and six months ended September 30, 2014.

Financial highlights of the second quarter of fiscal 2015 include:

•	Total revenue for the quarter of $4.5 million
•	70% of Product sales from standing purchase orders
•	Gross profit of $1.8 million

Financial highlights of the first half of fiscal 2015 include:

•	Total revenue of $10.4 million
•	Product sales of $9.8 million – a 16% year-over-year increase
•	71% of Product sales from standing purchase orders
•	Gross profit of $5.3 million
•	Gross profit on Product sales of $4.6 million – a 13% year-over-year increase

Key revenue and profit results are summarized below (expressed in thousands):

	Quarter ended		Six months ended
	September 30		September 30
	2014	2013	2014	2013
Revenue:
Product sales —OEM Customers	$3,116	$3,213	$6,922	$5,965
Product sales — direct customers and distributors	1,411	1,302	2,872	2,457
Other revenues	—	—	650	2,768
Total revenue	$4,527	$4,515	$10,444	$11,190

Product sales from standing orders (%)	70%	72%	71%	73%

Gross profit	$1,821	$2,240	$5,287	$6,860
Gross profit as a % of total revenue	40.2%	49.6%	50.6%	61.3%
Gross margin on product sales (%)	40.2%	49.6%	47.3%	48.6%
Operating (loss)	$(8,221)	$(1,991)	$(12,627)	$(1,488)

“We are pleased with the strong progress achieved in our fiscal second quarter with the commercial scale-up of MosaiQ™ and the continued growth of our Conventional Reagent business,” said Chairman and Chief Executive Officer, Paul Cowan.  “Our Product sales continue to grow well above the global transfusion diagnostics market, with planned new product introductions underway.  We continue to believe MosaiQ™ represents the most exciting advancement within transfusion diagnostics over the last twenty years.  MosaiQ™ assay development is progressing well and delivery of the initial manufacturing system remains on schedule.  Substantial advancement has been made on the development of the MosaiQ™ instrument and delivery of the first prototype is now imminent.”

MosaiQ™ - Key Highlights

•	Commercial scale-up of MosaiQ™ continued to rapidly progress, with all key elements remaining on schedule – assay development, consumable manufacturing and instrument development.

•

Blood grouping assay development (i.e., cell line selection, formulation and manufacturing development) achieved anticipated performance.  As expected, results using the MosaiQ™ methodology demonstrated improvement through the increased use of automation, benefitting from the use of instrument breadboard modules delivered by our development partner, STRATEC Biomedical AG (see “MosaiQ Project – Assay Development Overview” below).

•	Construction work associated with the conversion of the Eysins manufacturing facility has commenced.
•

Completed the design of all custom equipment for the consumable manufacturing system with key elements de-risked.  Delivery of the first elements of the initial manufacturing system occurred in the second quarter of fiscal 2015 and validation has commenced.  Validation of the MosaiQ™ manufacturing system remains on track for completion by the end of the second quarter of fiscal 2016.

•

We continue to expect the first MosaiQ™ instrument prototype to be delivered in November 2014 by STRATEC.  De-risking of key instrument functions using “breadboard” modules progressed in the second quarter of fiscal 2015, with these breadboards now supporting assay development.

•

A model of the initial high-throughput instrument and consumable format (including the magazine format for loading consumables) was presented at the 2014 AABB Annual Meeting.  We received positive feedback from a broad group of prospective customers on the instrument design, user interface and consumable content.

•

Our formal process to identify and select a partner to commercialize MosaiQ™ in specific global transfusion diagnostic markets is now well-advanced.  Evaluation efforts by three major multinational diagnostic companies are at varying stages of completion and proposed terms for a commercial relationship are currently under consideration.  We remain committed to our goal of selecting a commercial partner by the end of the 2014 calendar year.  There can be no assurance that the Company will be able to enter a commercial relationship on favorable terms or at all.

Conventional Reagent Business – Key Highlights

•

The excellent start to the fiscal year continued in the second quarter of fiscal 2015, with Product sales on plan, driving 16% year-over-year growth for the first half of the fiscal year.  Ongoing product rationalization continues to release production capacity for higher margin products with greater growth potential.

•

Gross profit on Product sales increased 13% year-over-year in the first half of fiscal 2015, with higher sales volumes being partially offset by adverse foreign exchange movements and increased shipping costs.

•

We launched four new red cell products for the U.S. market at the 2014 AABB Annual Meeting in October. Two additional products are currently at an advanced stage of development and are expected to be launched in the first half of calendar 2015.

•

We filed Biological License Applications with the U.S. Food & Drug Administration (FDA) for approval of fourteen rare antisera products to be manufactured for a key OEM customer.  We expect these products to be launched in the second half of calendar 2015.

•	FDA and UL (CE-Marking) production facility audits were successfully concluded in September and October, respectively.

Second quarter of fiscal 2015 business highlights include:

Total revenue in the second quarter of fiscal 2015 (“2QFY15”) was $4.5 million, compared with $4.5 million in the second quarter of fiscal 2014 (“2QFY14”).  Product sales in 2QFY15 were $4.5 million, compared with $4.5 million in 2QFY14.  Higher sales volumes were offset by the timing of certain standing orders falling within the first two quarters of fiscal 2015 and 2014.  As discussed in more detail below, Quotient’s quarterly product sales can fluctuate depending upon the shipment cycles for the Company’s red blood cell based products.  In fiscal 2014, the greatest impact of extra product shipments occurred in the second quarter, while the greatest impact in fiscal 2015 occurred in the first quarter.

Total revenue for the six months ended September 30, 2014 (“YTDFY15”) was $10.4 million, a decrease of 7% when compared with $11.2 million in the six months ended September 30, 2013 (“YTDFY14”).  Product sales in YTDFY15 were $9.8 million, an increase of 16%, when compared with $8.4 million in YTDFY14.  Quotient also recognized $650,000 of product development fees in 1QFY15 and $2.8 million in 1QFY14.

Gross profit on Total revenue and Product sales was $1.8 million in 2QFY15, compared with $2.2 million in 2QFY14.  The decrease was attributable to adverse foreign exchange movements, higher shipping costs and incremental manufacturing costs.  Gross margin on Product sales was 40.2% in 2QFY15, compared with 49.6% in 2QFY14.

Gross profit on Total revenue was $5.3 million in YTDFY15, compared with $6.9 million in YTDFY14.  The decrease in gross profit was attributable to the recognition of lower product development fees in YTDFY15 compared with YTDFY14.  Gross margin on

Total revenue was 50.6% in YTDFY15, compared with 61.3% in YTDFY14.  Gross profit on Product sales in YTDFY15 was $4.6 million, an increase of 13% when compared with $4.1 million in YTDFY14.  The increase was attributable to higher sales volumes, partially offset by adverse foreign exchange movements and higher shipping costs.  Gross margin on Product sales was 47.3% in YTDFY15, compared with 48.6% in YTDFY14.

Research and development expense was $5.4 million in 2QFY15, compared with $1.6 million in 2QFY14 and $9.1 million in YTDFY15, compared with $3.2 million in YTDFY14.  These increases reflect accelerated investment in MosaiQ™ following the completion of Quotient’s initial public offering in April 2014.

Sales and marketing expense was $0.6 million in 2QFY15, compared with $0.6 million in 2QFY14 and $1.3 million in YTDFY15, compared to $1.2 million in YTDFY14.  These increases largely reflect commissions on higher Product sales.

General and administrative expense was $4.0 million in 2QFY15, compared with $2.0 million in 2QFY14 and $7.5 million in YTDFY15, compared to $3.9 million in YTDFY14.  These increases reflect higher personnel-related costs, including the impact of recent management additions, increased facility rental charges and higher corporate costs (including costs related to the Company’s transition to a public company).

Net other expense was $3.5 million in 2QFY15, compared with net other expense of $0.1 million in 2QFY14.  Net other expense in 2QFY15 comprises interest expense of $0.5 million, foreign exchange losses of $0.4 million and a $2.6 million unrealized loss related to the change in fair value of warrants issued as part of Quotient’s initial public offering.  Other expense in 2QFY14 includes interest expense and foreign exchange losses.

Net other expense was $1.7 million in YTDFY15, compared with net other expense of $0.2 million in YTDFY14.  Net other expense in YTDFY15 comprises interest expense of $1.1 million, foreign exchange losses of $0.6 million, IPO fees of $0.6 million and a legal settlement of $0.4 million, offset by a $1.0 million unrealized gain related to the change in fair value of warrants issued as part of Quotient’s initial public offering.  Other expense in YTDFY14 includes interest expense and foreign exchange losses.

Net loss attributable to ordinary shareholders for 2QFY15 was $11.7 million, or a loss of $0.82 per ordinary share (basic and diluted), compared with a net loss of $2.1 million, or a loss of $7.20 per ordinary share (basic and diluted) in 2QFY14.  Net loss attributable to ordinary shareholders for YTDFY15 was $14.3 million, or a loss of $1.06 per ordinary share (basic and diluted), compared with a net loss of $1.7 million, or a loss of $6.41 per ordinary share (basic and diluted) in YTDFY14.

The Company ended 2QFY15 with $17.1 million in cash and equivalents.  Capital expenditure totaled $5.3 million in 2QFY15, compared with $0.1 million in 2QFY14 and $10.3 million in YTDFY15, compared with $0.2 million in YTDFY14.  This reflects investment in the manufacturing facility for MosaiQ™ consumables.

Quotient's reiterates its outlook for the fiscal year ending March 31, 2015 includes:

•	Total revenue in the range of $19.4 to $20.4 million, including Other revenue (product development fees) of $0.7 million
•	Product sales of $18.7 to $19.7 million, an increase of 10% to 16% compared with fiscal 2014 (“FY14”)
•	Operating loss in the range of $30 to $33 million

Product sales in the third quarter within the range of $4.0 to $4.5 million compared with $3.9 million for the third quarter of FY14.

The above excludes the impact of unrealized gains or losses associated with any change in the fair market value of warrants issued as part of our initial public offering.

Quarterly product sales can fluctuate depending upon the shipment cycles for red blood cell based products, which account for approximately two-thirds of current product sales. These products typically experience 13 shipment cycles per year, equating to three shipments of each product per quarter, except for one quarter per year when four shipments occur. The timing of shipment of bulk antisera products to OEM customers may also move revenues from quarter to quarter. Some seasonality in demand is also experienced around holiday periods in both Europe and the United States. As a result of these factors, Quotient expects to continue to see seasonality and quarter-to-quarter variations in product sales. The timing of product development fees included in Other revenues is mostly dependent upon the achievement of pre-negotiated project milestones.

Conference Call

Quotient will host a conference call on Tuesday, November 4 at 8:30 a.m. Eastern Time to discuss its fiscal 2015 second quarter financial results.  Participants may access the call by dialing 1-877-407-9039 in the U.S. or 1-201-689-8470 outside the U.S.  The call will be webcast live on Quotient's website at www.quotientbd.com.

A replay of this conference call will be available through November 11 by dialing 1-877-870-5176 in the U.S. or 1-858-384-5517 outside the U.S. The replay access code is 13593529.

About Quotient Limited

Quotient is an established, commercial-stage diagnostics company committed to reducing healthcare costs and improving patient care through the development and commercialization of innovative tests, currently focused on blood grouping and serological disease screening.  Quotient is developing its proprietary MosaiQTM technology platform to offer a breadth of tests that is unmatched by any commercially available transfusion diagnostic instrument platform. The company’s operations are based in Edinburgh, Scotland; Newtown, Pennsylvania; and Eysins, Switzerland.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our expectations of continued growth, the development, regulatory approval, commercialization and impact of MosaiQTM and other new products and current estimates of fiscal 2015 operating results. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include delays or denials of regulatory approvals or clearances for products or applications; market acceptance of our products; the impact of competition; the impact of facility expansions and expanded product development, clinical, sales and marketing activities on operating expenses; delays or other unforeseen problems with respect to manufacturing, product development or field trial studies; adverse results in connection with any ongoing or future legal proceeding; continued or worsening adverse conditions in the general domestic and global economic markets; as well as the other risks set forth in the company's filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Quotient disclaims any obligation to update these forward-looking statements.

The Quotient logo and MosaiQ™ are registered trademarks or trademarks of Quotient Limited and its subsidiaries in various jurisdictions.

CONTACT:  Stephen Unger, Chief Financial Officer – stephen.unger@quotientbd.com; (212) 228-7572

Quotient Limited

Condensed Consolidated Statements Of Comprehensive Loss

(in thousands, except per share amounts)

(unaudited)

	Quarter ended		Six months ended
	September 30		September 30
	2014	2013	2014	2013
Revenue:
Product sales	$4,527	$4,515	$9,794	$8,422
Other revenues	—	—	650	2,768
Total revenue	4,527	4,515	10,444	11,190
Cost of revenue	2,706	2,275	5,157	4,330
Gross profit	1,821	2,240	5,287	6,860
Operating expenses:
Sales and marketing	609	610	1,306	1,230
Research and development, net	5,435	1,591	9,120	3,209
General and administrative expense	3,998	2,030	7,488	3,909
Total operating expense	10,042	4,231	17,914	8,348
Operating loss	(8,221)	(1,991)	(12,627)	(1,488)
Other income (expense)
Interest expense, net	(538)	(81)	(1,072)	(158)
Other, net	(2,960)	(7)	(636)	(39)
Other income (expense), net	(3,498)	(88)	(1,708)	(197)
Loss before income taxes	(11,719)	(2,079)	(14,335)	(1,685)
Provision for income taxes	—	—	—	—
Net loss	$(11,719)	$(2,079)	$(14,335)	$(1,685)
Other comprehensive income (loss):
Change in fair value of effective portion of foreign currency cash flow hedges	$(159)	$—	$(253)	$—
Foreign currency gain (loss)	(1,865)	332	(1,492)	479
Other comprehensive income (loss)	(2,024)	332	(1,745)	479
Comprehensive income (loss)	$(13,743)	$(1,747)	$(16,080)	$(1,206)
Net loss available to ordinary shareholders - basic and diluted	$(11,719)	$(2,079)	$(14,335)	$(1,685)
Loss per share - basic and diluted	$(0.82)	$(7.20)	$(1.06)	$(6.41)
Weighted-average shares outstanding - basic and diluted	14,376,547	288,661	13,584,197	263,088

Quotient Limited

Condensed Consolidated Balance Sheets

(In Thousands)

(Unaudited)

	Sept 30, 2014	March 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$17,110	$7,192
Trade accounts receivable, net	2,650	2,439
Inventories	4,424	4,557
Prepaid expenses and other current assets	4,843	5,200
Total current assets	29,027	19,388
Property and equipment, net	17,736	8,556
Intangible assets, net	1,079	967
Other non-current assets	611	897
Total assets	$48,453	$29,808
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERENCE SHARES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,004	$5,343
Accrued compensation and benefits	1,768	2,014
Accrued expenses and other current liabilities	5,955	4,453
Financial liability in respect of share warrants	7,545	421
Current portion of long-term debt	1,500	—
Current portion of lease incentive	442	485
Capital lease obligation	281	183
Total current liabilities	22,495	12,899
Long-term debt	13,692	15,105
Lease incentive, less current portion	1,989	2,423
Capital lease obligation, less current portion	373	154
Total liabilities	38,549	30,581
Commitments and contingencies	—	—
Redeemable convertible preference shares	—	30,763
Total shareholders' equity (deficit)	9,904	(31,536)
Total liabilities, redeemable convertible preference shares and shareholders' equity	$48,453	$29,808

Quotient Limited

Condensed Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Six months ended September 30,
	2014	2013
OPERATING ACTIVITIES:
Net loss	$(14,335)	$(1,685)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	599	240
Share-based compensation	509	422
Amortization of lease incentive	(235)	—
Amortization of deferred debt issue costs	393	—
Change in fair value of financial liability in respect of share warrants	(984)	—
Net change in assets and liabilities:
Trade accounts receivable, net	(372)	(498)
Inventories	(35)	(505)
Accounts payable and accrued liabilities	1,496	(71)
Accrued compensation and benefits	(162)	(342)
Other assets	58	(267)
Net cash used in operating activities	(13,068)	(2,706)
INVESTING ACTIVITIES:
Purchase of property and equipment	(10,058)	(167)
Purchase of intangible assets	(197)	(7)
Net cash used in investing activities	(10,255)	(174)
FINANCING ACTIVITIES:
Proceeds from (repayment of) finance leases	338	(99)
Proceeds from issuance of ordinary and preference shares	34,254	150
Net cash generated from financing activities	34,592	51
Effect of exchange rate fluctuations on cash and cash equivalents	(1,351)	150
Change in cash and cash equivalents	9,918	(2,679)
Beginning cash and cash equivalents	7,192	4,219
Ending cash and cash equivalents	$17,110	$1,540
Supplemental cash flow disclosures:
Income taxes paid	$—	$—
Interest paid	$683	$240

Quotient Limited

MosaiQ™ Project – Assay Development Overview

Blood Group Family	Blood Group Specificity	Target Concordance	Concordance
			Formal Feasibility Study	Interim Performance Evaluation
Antigen Typing:
ABO	A	>99%	99.0%
	B	>99%	99.3%	100%
Rhesus	D	>99%	99.2%	100%
	C	>99%	99.2%	100%
	c (Ready for Study)	>99%	98.5%
	E	>99%	99.8%	100%
	e	>99%	67.8%	100%
	V	>99%
	Cw	>99%	99.5%
H	H	>99%		100%
Kell	K	>99%	95.0%	100%
	k	>99%		100%
	Kpa	>99%
	Kpb	>99%
	Jsa	>99%
	Jsb	>99%
Duffy	Fya	>99%		100%
	Fyb	>99%		100%
Kidd	Jka	>99%
	Jkb	>99%
Lewis	Lea	>99%
	Leb	>99%
MNS	M	>99%
	Mia	>99%
	N	>99%
	S	>99%
	s (Ready for Study)	>99%
	Vw	>99%
P	P1 (Ready for Study)	>99%
Lutheran	Lua	>99%
	Lub (Ready for Study)	>99%
Wright	Wra	>99%
Diego	Dia	>99%
	Dib	>99%
Xg	Xga	>99%
Others	U	>99%
	Coa	>99%
	Cob	>99%
	VS	>99%

Blood Group Family	Blood Group Specificity	Target Concordance	Concordance
			Formal Feasibility Study	Interim Performance Evaluation
Antibody Identification		>95%	99.7%	NA

Notes:

1.

Formal Feasibility.  Based on the results of our initial formal feasibility study for MosaiQ™.  Results using the MosaiQ™ methodology were compared with results using column agglutination technology (or CAT) or manual testing (where CAT was not possible) on the same samples.

2.	Concordance. Calculated by adding true positive results and true negative results and dividing the result by the total number of tests.

3.

Antigen Typing – Formal Feasibility Study.  1,022 tests for each specificity, except for Cw where 830 tests were undertaken.  Multiple antibodies can be used to target the same antigen.  The above results reflect the antibody that demonstrated the highest sensitivity for the antigen target.

4.

Antibody Identification – Formal Feasibility Study.  1,000 random samples and 34 known positive samples were tested.  Of the known positive samples, 20 individual blood-group antibody specificities and 12 subgroups of the anti-D specificity were detected and identified using the MosaiQ™ methodology.

5.

Interim Performance Evaluation.  Antibodies formulated and tested against up to 50 samples to demonstrate specificity and sensitivity using MosaiQ™ methodology.  The term “Ready for Study” indicates that the development scientists believe the development has been completed and needs to be verified with a larger scale study.